Exhibit 99.1

AROTECH CORPORATION
2017 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
1.          Purposes of the Plan. The purposes of this Arotech Corporation 2017 Non-Employee Director Equity Compensation Plan are to attract qualified individuals for positions of responsibility as outside directors of the Company, and to provide incentives for qualified individuals to remain on the Board as outside directors.
2.          Definitions. As used herein, the following definitions shall apply:
“Annual Meeting” means the annual meeting of shareholders of the Company.
“Applicable Laws” means the requirements relating to the administration of equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Restricted Shares are, or will be, granted under the Plan.
“Board” means the Board of Directors of the Company.
“Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) a material breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights, or (v) after a written warning and a ten (10) day opportunity to cure non-performance, failure to perform his or her duties as a Director as prescribed by the laws of the State of Delaware.
“Change in Control” means the occurrence of any of the following events with respect to the Company:
(A)          the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger own more than fifty percent (50%) of the outstanding common stock of the surviving corporation immediately after the merger; or
(B)          the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or
(C)          any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company (“Voting Securities”) representing more than fifty (50%) percent of the combined voting power of the Company’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities); or
(D)          the individuals (x) who, as of the Effective Date, constitute the Board (the “Original Directors”) and (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (z) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board; or
(E)          the dissolution or liquidation of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means a committee designated by the Board and consisting solely of members of the Board who are not Outside Directors.
“Common Stock” means the common stock, par value $.01 per share, of the Company.
“Company” means Arotech Corporation, a Delaware corporation.
“Director” means a member of the Board.
“Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code.
“Effective Date” means the date on which this Plan is approved by stockholders of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)          if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the fair market value of a share of Common Stock shall be the closing sales price of a share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)          if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)          if neither clause (i) above nor clause (ii) above applies, the fair market value of a share of a share of Common Stock shall be determined in good faith by the Committee based on the reasonable application of a reasonable valuation method.
“Outside Director” means any Director who, on the date such person is to receive a grant of Restricted Shares hereunder is not an employee of the Company or any of the Company’s subsidiaries.
“Participant” shall mean any Outside Director who holds a Restricted Stock Award granted or issued pursuant to the Plan.
“Plan” means this Arotech Corporation 2017 Non-Employee Director Equity Compensation Plan.
“Restricted Stock Award” means a grant of Restricted Shares pursuant to Section 7 of the Plan.
“Restricted Stock Agreement” means an agreement, approved by the Committee, evidencing the terms and conditions of a Restricted Stock Award.
“Restricted Shares” means Shares subject to a Restricted Stock Award.

“Share” means a share of Common Stock, as adjusted in accordance with Section 9 of the Plan.
3.          Stock Subject to the Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be issued as Restricted Shares under the Plan is seven hundred fifty thousand (750,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Restricted Shares that have been transferred back to the Company shall be available for future grants of Restricted Shares under the Plan.
4.          Administration of the Plan.
(a)          Administration. The Plan shall be administered by the Committee. The Committee shall have the authority, in its discretion:
(i)          to determine the Fair Market Value of Common Stock;
(ii)          to approve forms of agreement for use under the Plan;
(iii)          to determine the number of Shares that may be issued as Restricted Shares and the terms and conditions of such Restricted Shares;
(iv)          to construe and interpret the terms of the Plan;
(v)          to prescribe, amend and rescind rules and regulations relating to the Plan;
(vi)          to allow Participants to satisfy withholding tax obligations by having the Company withhold from the shares of Common Stock to be issued upon vesting of Restricted Shares that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Committee in its discretion;
(vii)          to authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Restricted Stock Award granted by the Committee; and
(viii)          to make all other determinations deemed necessary or advisable for administering the Plan.
(b)          Effect of Committee’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and anyone else who may claim an interest in Restricted Shares.
5.          Eligibility. The only persons who shall be eligible to receive Restricted Stock Awards under the Plan shall be persons who, on the date such Awards are granted, are Outside Directors.
6.          Term of the Plan. No Restricted Stock Award may be granted under the Plan more than ten (10) years after the Effective Date.
7.          Grants of Restricted Stock Awards.
(a)          Initial Grant. Each individual who first becomes an Outside Director on or after the date of the approval of this Plan by the stockholders of the Company shall, upon first qualifying as an Outside Director, automatically be granted a number of Restricted Shares, on the terms and conditions set forth in Section 8 below, having a Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) equal to twenty-five thousand dollars ($25,000); provided, however, that grants of Restricted Shares under this Plan shall not be made until a Form S-8 registration statement in respect of the Shares is filed with, and declared effective by, the Securities and Exchange Commission.

(b)          Annual Grant. On the first business day following March 31 of each year, beginning with the first business day following March 31, 2018, each Outside Director shall automatically be granted a number of Restricted Shares, on the terms and conditions set forth in Section 8 below, having a Fair Market Value on the date of grant (determined without regard to the restrictions applicable thereto) equal to thirty-five thousand dollars ($35,000); provided, however, that grants of Restricted Shares under this Plan shall not be made until a Form S-8 registration statement in respect of the Shares is filed with, and declared effective by, the Securities and Exchange Commission.
8.          Terms of Restricted Stock Awards. Except as provided herein, Restricted Shares shall be subject to restrictions (“Restrictions”) prohibiting such Restricted Shares from being sold, transferred, assigned, pledged or otherwise encumbered or disposed of. The Restrictions with respect to each award of Restricted Shares shall lapse as to one-third of such Restricted Shares on each one-year anniversary date of the grant of such award; provided, however, that the Restrictions with respect to such Restricted Shares shall lapse immediately in the event that (i) the Participant is removed from service as a Director (other than for Cause) before his or her term has expired (and does not continue as, or become, an employee of the Company or a subsidiary of the Company), (ii) the Participant is nominated for a new term as an Outside Director but is not elected by stockholders of the Company, or (iii) the Participant ceases to be a member of the Board due to death, disability or mandatory retirement (if any). Notwithstanding the foregoing, the Restrictions with respect to all of a Participant’s Restricted Shares shall lapse immediately prior to a Change in Control provided that the Participant is a member of the Board immediately prior to such Change in Control.
The Company shall issue, in the name of each Participant to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to such Participant as soon as reasonably practicable after the grant. However, the Company shall hold such certificates, properly endorsed for transfer, for the Participant’s benefit until such time as the Restriction Period applicable to such Restricted Shares lapses. Upon the expiration or termination of the Restricted Period, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or his or her beneficiary or estate, as the case may be. In the event that a Participant ceases to be a member of the Board before the applicable Restriction Period has expired or under circumstances in which the Restriction Period does not otherwise lapse, the Restricted Shares granted to such Participant shall thereupon be forfeited and transferred back to the Company.
During the Restriction Period, a Participant shall have the right to vote his or her Restricted Shares and shall have the right to receive any cash dividends with respect to such Restricted Shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the same restrictions as are applicable to the Restricted Shares to which such distributions relate.
9.          Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Restricted Stock Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Restricted Stock Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Restricted Stock Award.
10.          Grant Agreement. Each grant of a Restricted Stock Award under the Plan will be evidenced by a document in such form as the Committee may from time to time approve. Such document will contain such provisions as the Committee may in its discretion deem advisable, provided that such provisions are not inconsistent with any of the provisions of the Plan.

11.          Amendment and Termination of the Plan.
(a)          Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)          Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Restricted Shares granted under the Plan prior to the date of such termination.
12.          Conditions Upon Issuance of Shares.
(a)          Legal Compliance. Shares shall not be issued pursuant to a Restricted Stock Award unless the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)          Investment Representations. As a condition to the issuance of Restricted Shares, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Committee may also require the Participant to execute and deliver documents containing such representations (including the investment representations described in this Section 12(b) of the Plan), warranties and agreements as the Committee or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.
(c)          Additional Conditions. The Committee shall have the authority to condition the grant of any Restricted Shares in such other manner that the Committee determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.
13.          Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14.          Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
15.          Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
16.          Withholding; Notice of Sale. Each Participant shall, no later than the date as of which the value of a Restricted Stock Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver stock certificates to any Participant is subject to and conditioned on any such tax obligations being satisfied by the Participant. Subject to approval by the Committee, a Participant may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Restricted Stock Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company

Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

17.          Governing Law. This Plan shall be governed by the laws of the State of Delaware.

Adopted by action of the Board of Directors
on the 15th day of March, 2017.
Adopted by shareholders of the Company
on the 8th day of May, 2017.